UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement
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☐	Definitive proxy statement
☑	Definitive additional materials
☐	Soliciting material under § 240.14a-12

LIMONEIRA COMPANY

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIMONEIRA COMPANY

1141 Cummings Road

Santa Paula, California 93060

SUPPLEMENT TO 2022 PROXY STATEMENT

March 2, 2022

Dear Stockholder:

This supplement (the "Supplement") amends and supplements the 2022 Proxy Statement of Limoneira Company (the "Company"), dated February 15, 2022 (the "Proxy Statement"), which was furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's 2022 Annual Meeting of Stockholders to be held on Tuesday, March 22, 2022, at 10:00 a.m. Pacific Time.

This Supplement updates the disclosure in the Proxy Statement on the voting requirements for and the effect of abstentions on "Proposal 2: Advisory Vote on Executive Compensation" ("Proposal 2") and "Proposal 4: Approval of the Limoneira Company 2022 Omnibus Incentive Plan" ("Proposal 4"). Proposal 2 and Proposal 4 each require the affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon; therefore, an abstention will have the effect of a vote against such proposal. Broker non-votes will have no impact on the proposal.

 Proposal 2

The vote required to approve Proposal 2 as described on page 39 of the Proxy Statement under the heading "Required Vote for Stockholder Approval" is hereby amended and restated in its entirety as follows:

"The affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions will have the same effect as a vote "against" the proposal. Broker non-votes will have no impact on the proposal."

Proposal 4

The vote required to approve Proposal 4 as described on page 51 of the Proxy Statement under the heading "Required Vote to approve the 2022 Plan" is hereby amended and restated in its entirety as follows:

"The affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions will have the same effect as a vote "against" the proposal. Broker non-votes will have no impact on the proposal."

Voting Matters

Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the "Proxy Statement" are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 4 of the Proxy Statement for instructions on how to do so.

By order of the Board of Directors,

Mark Palamountain

Chief Financial Officer, Treasurer and Corporate Secretary